Exhibit 10.1

FIRST AMENDMENT TO THE SHAREHOLDER RIGHTS AGREEMENT

FIRST AMENDMENT, dated as of October 19, 2007 (this “Amendment”), to the Shareholder Rights Agreement, dated as of November 5, 2004 (the “Rights Agreement”), by and between AVANT Immunotherapeutics, Inc., a Delaware corporation (the “Company”) and Computershare Trust Company, N.A. (formerly EquiServe Trust Company, N.A.), as rights agent (the “Rights Agent”). Terms used herein but not defined shall have the meaning assigned to them in the Rights Agreement.

WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement;

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), among the Company, Celldex Therapeutics, Inc. (“Celldex”) and Callisto Merger Corporation, a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), providing for the merger of Merger Sub with and into Celldex (the “Merger”), with Celldex continuing as the surviving corporation and wholly-owned subsidiary of the Company;

WHEREAS, pursuant to the Merger, the Company will acquire all of the outstanding equity securities of Celldex by way of merger of Merger Sub with and into Celldex and the Company will issue shares of the Company’s Common Stock, par value $.001 per share (the “AVANT Common Stock”), to Celldex stockholders (and option holders) in consideration for the Merger (the “Share Issuance”);

WHEREAS, the Board of Directors of the Company (the “Board”) has determined, in connection with the execution of the Merger Agreement, the execution thereof and the transactions contemplated hereby, including, without limitation, the Merger and the Share Issuance, from the application of the Rights Agreement, as set forth in this Amendment;

WHEREAS, (i) Section 27 of the Rights Agreement provides that, so long as the Rights are not then redeemable, the Company and the Rights Agent shall, if so directed by the Board, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing shares of Common Stock of the Company (subject to limited exceptions that do not apply for purposes hereof); (ii) pursuant to Section 27 of the Rights Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed supplements and amendments to the Rights Agreement set forth in this Amendment are in compliance with Section 27 of the Rights Agreement; and (iii)  pursuant to the terms of the Rights Agreement and in accordance with Section 27 thereof, the Board has directed that the Rights Agreement should be amended and supplemented as set forth in this Amendment prior to the execution of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. Amendment to Rights Agreement.

(a)  The definition of “Acquiring Person” in Section 1(a) of the Rights Agreement is amended by inserting the following as a new paragraph at the end of such definition:

“Further, notwithstanding anything in this Agreement to the contrary, none of Celldex Therapeutics, Inc., a Delaware corporation (“Celldex”), Callisto Merger Corporation, a Delaware corporation (“Merger Sub”) or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be an “Acquiring Person”, “Beneficial Owner” or “Principal Party” solely by virtue or as a result of the approval, execution, delivery, adoption or performance of the Agreement and Plan of Merger, dated as of October 19, 2007, among Celldex, Merger Sub and the Company (as it may be amended or supplemented from time to time, the “Merger Agreement”) or the commencement or consummation of the Merger (as such term is defined in the Merger Agreement), the issuance of shares of AVANT Common Stock to Celldex stockholders (and option holders) in connection with the Merger (the “Issuance”) or any other transactions contemplated thereby, (such actions described in this sentence, the “Permitted Events”).”

(b)  The definition of “Stock Acquisition Date” in Section 1(jj) of the Rights Agreement is deleted in its entirety and replaced with the following:

“ ‘Stock Acquisition Date’ shall mean the date of the first public announcement (which for purposes of this definition shall include, without limitation, the issuance of a press release or the filing of a publicly-available report or other document with the Securities and Exchange Commission or any other governmental agency) by the Company, acting pursuant to a resolution adopted by the Board of Directors of the Company, or by an Acquiring Person, subject in each case to the last two paragraphs of Section 1(a), that an Acquiring Person has become such. Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely by virtue or as a result of the public announcement of any Permitted Event.”

(c)  Section 3(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of any Permitted Event.”

2. Interpretation. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

3. Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

4. Waiver of Notice. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

5. Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended herein, all other terms and conditions of the Rights Agreement shall remain in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement even though reference thereto may be made in this Amendment and the Rights Agreement.

6. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware, and for all purposes of this Amendment shall be governed by and construed in accordance with the laws of such State applicable to contracts made and to be performed entirely within such State. The courts of the State of Delaware and of the United States of America located in the State of Delaware (the “Delaware Courts”) shall have exclusive jurisdiction over any litigation arising out of or relating to this Amendment and the transactions contemplated hereby, and any Person commencing or otherwise involved in any such litigation shall waive any objection to the laying of venue of such litigation in the Delaware Courts and shall not plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum.

7. Counterparts. This Amendment may be executed in any number of counterparts, each of which shall be an original and all of which shall constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed as of the day and year first above written.

ATTEST:		AVANT Immunotherapeutics, Inc.

By:	/ s/ Una S. Ryan	By:	/s/ Avery W. Catlin
Name: Avery W. Catlin
Title: Chief Financial Officer

ATTEST:		COMPUTERSHARE TRUST COMPANY, N.A.,
as Rights Agent

By:	/s/ Jeff Seiders	By:	/s/ Katherine S. Anderson
Name: Katherine S. Anderson
Title: Managing Director